EXHIBIT 99.0


             CERTAIN FACTORS TO CONSIDER IN CONNECTION
                  WITH FORWARD LOOKING STATEMENTS


      ACCUMULATED DEFICIT AND UNCERTAINTY OF FUTURE PROFITABILITY. Enzon, Inc. (the "Company" or "Enzon") was originally incorporated in 1981. To date, the Company's sources of cash have been the proceeds from the sale of its stock through public offerings and private placements, sales of ADAGEN(registered trademark), sales of ONCASPAR(registered trademark), sales of its products for research purposes, contract research and development fees, technology transfer and license fees and royalty advances. At June 30, 1996 the Company had an accumulated deficit of approximately $108,636,000. To date, ADAGEN and
ONCASPAR are the only products of the Company which have been approved for marketing by the Food and Drug Administration (the "FDA"), having been approved in March 1990 and February 1994, respectively. In 1993, the Company granted exclusive U.S. marketing rights for ONCASPAR to Rhone-Poulenc Rorer Pharmaceuticals, Inc. ("RPR") in consideration for which the Company has received an aggregate of $6,000,000 of license fees. Under this license agreement (the "Amended License Agreement"), the Company is entitled to a base royalty of 10% for the year ended December 31, 1995 and of 23.5% thereafter, until 2008. During 1995, RPR paid the Company $3,500,000 in advance royalties. Payments of base royalties under the RPR agreement will be offset against a credit in the original amount of $5,970,000, which represents the royalty advance plus reimbursement of certain amounts due RPR under the original agreement and interest expense. Through June 30, 1996, an aggregate of $1,045,000 in royalties payable by RPR had been offset against the original credit. The Company anticipates moderate growth of ONCASPAR sales to RPR and increased royalties on RPR sales of ONCASPAR; however, there can be no assurance that any particular sales level of ONCASPAR will be achieved or maintained. The Company intends to pursue future licensing, marketing and development arrangements that may result in additional fees to the Company prior to its receiving revenues from commercial sales of its products which are sufficient for the Company to earn a profit. There can be no assurance, however, that the Company will be able to successfully consummate any such arrangements or receive such fees in the future. Although the Company has been receiving reimbursement from most third-party payors for ADAGEN, there can be no assurance that reimbursement at these levels will continue. Lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN. Potential investors should be aware of the difficulties a biopharmaceutical enterprise such as the Company encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that its products will generate revenues sufficient to enable the Company to earn a profit.

      NEED FOR FINANCING. The Company's current sources of liquidity are its cash reserves, and interest earned on such cash reserves, sales of ADAGEN, sales of ONCASPAR, sales of its products for research purposes, and license fees. There can be no assurance as to the level of sales of the Company's FDA approved products, ADAGEN and ONCASPAR, or the amount of royalties realized from the commercial sale of ONCASPAR pursuant to the Company's license with RPR. Total cash reserves, including short term investments, as of June 30, 1996 were approximately $12,666,000. Management believes that the foregoing sources of liquidity, will be sufficient to meet the Company's anticipated cash requirements, based on current spending levels, for approximately the next two years. The Company's continued operations thereafter will depend upon its ability to realize revenues from the commercial sale of its products which are sufficient to cover its operating and capital expense requirements, raise funds through equity or debt financing, or obtain significant contract research and development fees or license fees. To the extent the Company is unable to obtain funds, it may be required to curtail its activities or sell additional securities. There can be no assurance that any of the foregoing fund raising activities will successfully meet the Company's anticipated cash needs.


                                      E4-1

      RAW MATERIALS AND DEPENDENCE UPON SUPPLIERS. The Company is currently producing many of the unmodified compounds utilized in products it has under development, including purified bovine hemoglobin for use in its PEG-hemoglobin product. There can be no assurance that the purified bovine hemoglobin used in the manufacture of PEG-hemoglobin can be produced in the amounts necessary to expand the current clinical trials. The Company may be required to obtain supply contracts with outside suppliers for certain unmodified compounds. The Company does not produce the unmodified adenosine deaminase used in the manufacture of ADAGEN or the unmodified L-asparaginase used in the manufacture of ONCASPAR and has a supply contract with an outside supplier for each of these unmodified proteins. Delays in obtaining or an inability to obtain any unmodified compound which the Company does not produce, including unmodified adenosine deaminase, unmodified L-asparaginase or unmodified bovine blood could have a material adverse effect on the Company. In the event the Company is required to locate an alternate supplier for an unmodified compound utilized in a product which is being sold commercially or which is in clinical development, the Company will likely be required to do additional testing, which could cause delays and additional expenses, to demonstrate that the alternate supplier's material is biologically and chemically equivalent to the unmodified compound previously used. Such evaluations could include chemical, pre-clinical and clinical studies and could delay development of a product which is in clinical trials, limit commercial sales of an FDA approved product and cause the Company to incur significant additional expense. Requirements for such evaluations would be determined by the stage of the product's development and the reviewing division of the FDA. If such alternate material is not demonstrated to be chemically and biologically equivalent to the previously used unmodified compound, the Company will likely be required to repeat some or all of the pre-clinical and clinical trials conducted for such compound. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used compound, the FDA may require the Company to conduct additional clinical trials with such alternate material.

      PATENTS AND PROPRIETARY TECHNOLOGY. The Company has licensed, and been issued, a number of patents in the United States and other countries and has other patent applications pending to protect its proprietary technology. Although the Company believes that its patents provide adequate protection for the conduct of its business, there can be no assurance that such patents will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products, will not be challenged or declared invalid, or that additional United States patents or foreign patent equivalents will be issued to the Company. The degree of patent protection to be afforded to biotechnological inventions is uncertain and the Company's products are subject to this uncertainty. The Company is aware of certain issued patents and patent applications, and there may be other patents and applications, containing subject matter which the Company or its licensees or collaborators may require in order to research, develop or commercialize at least some of the Company's products. There can be no assurance that licenses under such subject matter will be available on acceptable terms. The Company expects that there may be significant litigation in the industry regarding patents and other proprietary rights and, if Enzon were to become involved in such litigation, it could consume a substantial amount of the Company's resources. In addition, the Company relies heavily on its proprietary technologies for which pending patent applications have been filed and on unpatented know-how developed by the Company. Insofar as the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third-parties nonetheless may gain access to such information.

      Research Corporation Technologies, Inc. ("Research Corporation") holds the original patent upon which the PEG Process is based. Research Corporation's patent in the United States expires in December 1996 and its patents in certain foreign countries have expired. Although the Company has obtained numerous improvement patents in connection with the PEG Process which it believes represent state of the art technology, there can be no assurance that any of these patents will enable the Company to prevent infringement or that competitors will not develop competitive products outside the protection that may be afforded by these patents. The Company is aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins. Upon the expiration of the Research Corporation patent, other parties will be permitted to make, use, or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those held by the Company. The Company does not believe that the expiration of the Research Corporation patent will have a material adverse effect on the Company, but there can be no assurance that this will be the case.

                                          E4-2

      MARKETING UNCERTAINTIES AND DEPENDENCE ON MARKETING PARTNERS. Other than ADAGEN, which the Company markets on a worldwide basis to a small patient population, the Company does not engage in the direct commercial marketing of any of its products and therefore does not have an established sales force. For certain of its products, the Company has provided exclusive marketing rights to its corporate partners in return for royalties to be received on sales. With respect to ONCASPAR, the Company has granted RPR exclusive marketing rights in North America. The Company expects to retain marketing partners to market ONCASPAR in other foreign markets and is currently pursuing arrangements in this regard. There can be no assurance that such discussions will result in the Company concluding such arrangements. Regarding the marketing of certain of the Company's other future products, the Company expects to evaluate whether to create a sales force to market certain products in the United States or to continue to enter into license and marketing agreements with others for United States and foreign markets. These agreements generally provide that all or a significant portion of the marketing of these products will be conducted by the Company's licensees or marketing partners. In addition, under certain of these agreements, the Company's licensee or marketing partner may have all or a significant portion of the development and regulatory approval responsibilities. Should the licensee or marketing partner fail to develop a marketable product (to the extent it is responsible for product development) or fail to market a product successfully, if it is developed, the Company's business may be adversely affected. There can be no assurance that the Company's marketing strategy will be successful. Under the Company's marketing and license agreements, the Company's marketing partners and licensees may have the right to terminate the agreement and abandon the product at any time for any reason without significant payments. The Company is aware that certain of its marketing partners are pursuing parallel development of products on their own and with other collaborative partners which may compete with the licensed products and there can be no assurance that the Company's other current or future marketing partners will not also pursue such parallel courses.

      REIMBURSEMENT FROM THIRD-PARTY PAYORS. Sales of the Company's products will be dependent in part on the availability of reimbursement from third-party payors, such as governmental health administration authorities, private health insurers and other organizations. There can be no assurance that such reimbursement will be available or will permit the Company to sell its products at price levels sufficient for it to realize an appropriate return on its investment in product development. Since patients who receive ADAGEN will be required to do so for their entire lives (unless a cure or another treatment is developed), lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN.

      GOVERNMENT REGULATION. The manufacturing and marketing of pharmaceutical products in the United States is subject to stringent governmental regulation and the sale of any of the Company's products for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic may take several years and involve substantial expenditures. ADAGEN was approved by the FDA in March 1990. ONCASPAR was approved by the FDA in February 1994 and in Germany in November 1994 for patients with acute lymphoblastic leukemia who are hypersensitive to native forms of L-asparaginase, and in Russia in April 1993 for therapeutic use in a broad range of cancers. Except for these approvals, none of the Company's other products have been approved for sale and use in humans in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for any of its other products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested, will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby may have a material adverse affect on the Company's liquidity and financial condition.

                                       E4-3

      INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. Many established biotechnology and pharmaceutical companies with resources greater than those of the Company are engaged in activities that are competitive with Enzon's and may develop products or technologies which compete with those of the Company's. Although Enzon is not aware of any competitor which has achieved the same level as the Company in utilizing PEG technology in developing drug products, it is aware of other companies which are engaged in this field and there can be no assurance that competitors will not successfully develop such products in the future. Although there are other companies engaged in the development of Single-Chain Antigen-Binding (SCA(registered trademark)) proteins, Enzon believes that these companies will be required to obtain a license under Enzon's SCA patents in order to commercialize any such product. There can be no assurance, however, that this will prove to be the case. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Enzon believes that the experience of certain of its personnel in research and development, and its patents and proprietary know-how may provide it with a competitive advantage in its field; however, there can be no assurance that the Company will be able to maintain such a competitive advantage, should it exist, in view of the greater size and resources of many of its competitors. Other drugs or treatment modalities which are currently available or that may be developed in the future, and which treat the same diseases as those which the Company's products are designed to treat, may be competitive with the Company's products.

      POTENTIAL PRODUCT LIABILITY. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $10,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval and for claims arising from the use of its products after FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its other products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time; however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

      DIVIDEND POLICY AND RESTRICTIONS. The Company has paid no dividends on its common stock, $.01 par value (the "Common Stock") since its inception and does not plan to pay dividends on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock. The holders of the Series B Convertible Preferred Shares and Series C Convertible Preferred Shares are not entitled to dividends.

      POSSIBLE VOLATILITY OF STOCK PRICE. Since the Company's initial public offering, the market price of the Company's Common Stock has fluctuated over a wide range and it is likely that the price of the Common Stock will fluctuate in the future. Announcements regarding technical innovations, the development of new products, the status of corporate collaborations and supply arrangements, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock.

                                     E4-4